To the Board of Trustees of The Winter Harbor Fund and
Shareholders of The REvest Value Fund:

     We consent to the reference to our Firm in Form N-14 in connection with the reorganization of The REvest Value Fund, a series of The Winter Harbor Fund, (File No. 333-53837) under the Securities Act of 1933 and (File No. 811-08793) under the Investment Company Act of 1940. We further consent to the reference to our Firm under the headings "Available Information" in the Prospectus and the reference to our Firm in Article IV(k)(l) of the Agreement and Plan of Reorganization.

                                        PricewaterhouseCoopers LLP


Boston, Massachusetts
July 14, 1998